Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: Teliphone Corp.

As independent registered certified public accountants, we consent to the use in this Annual Report on Form 10-K of Teliphone Corp. of our report for the year ended September 30, 2009 and 2008, relating to the consolidated financial statements of Teliphone Corp. and its subsidiaries, which appear in such Annual Report.

/s/ KBL, LLP
KBL, LLP New York, NY December 23, 2009